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                                                                  Exhibit (d)(4)

                     AMENDED EXPENSE LIMITATION UNDERTAKING

                       STEIN ROE INVESTMENT COUNSEL, INC.
                        50 Rockefeller Plaza, 15th Floor
                            New York, New York 10020

December 1, 2005

ATLANTIC WHITEHALL FUNDS TRUST
50 Rockefeller Plaza, 15th Floor
New York, New York 10020

Ladies and Gentlemen:

          Stein Roe Investment Counsel, Inc. (formerly Atlantic Trust Advisors, Inc.) (the "Adviser") hereby amends its Expense Limitation Undertaking Letter dated April 1, 2005 (the "Letter") to: (1) include a new series to the Atlantic Whitehall Funds Trust, the Atlantic Whitehall Equity Income Fund; (2) implement an expense limit on the Atlantic Whitehall International Fund; and (3) extend the term of the Letter through March 31, 2007. All other terms and conditions from the April 1, 2005 Letter remain unchanged. The amended schedule is as follows:

          The Adviser herewith undertakes to waive its management fee and/or reimburse fund expenses through March 31, 2007 to the extent necessary to maintain the net expenses of each series (the "Series") of Atlantic Whitehall Funds Trust (the "Trust") at the following levels (the "Limitation"):

                                                           TOTAL EXPENSE LIMIT
                                                    (AS A PERCENT OF DAILY NET ASSETS)
                                                 ---------------------------------------
NAME OF SERIES                                   DISTRIBUTOR CLASS   INSTITUTIONAL CLASS
--------------                                   -----------------   -------------------
Atlantic Whitehall Growth Fund                         1.35%                1.10%
Atlantic Whitehall Multi-Cap Global Value Fund          N/A                 1.30%
Atlantic Whitehall Mid-Cap Growth Fund                  N/A                 1.30%
Atlantic Whitehall International Fund                   N/A                 1.50%
Atlantic Whitehall Equity Income Fund                   N/A                 1.10%
Atlantic Whitehall Short-Term Municipal Fund            N/A                 0.75%*

* The Adviser has agreed to waive and/or reimburse expenses for the Atlantic Whitehall Short-Term Municipal Bond Fund for a period of 6 months from the Fund's inception date.

          To determine the amount of each Series' expenses (including the management fee) in excess of the Limitation, the amount of allowable fiscal year-to-date expenses shall be computed daily based on the annual expense limitations above by prorating the Limitation based on the number of days within the fiscal year (366 days) (the "Prorated Limitation"). The Prorated Limitation shall be multiplied by the prior day's net assets of each Series in order to produce the allowable expenses to be recorded and accrued for the Series for that day (the "Allowable Expenses"). If the expenses incurred which will be estimated and accrued for the current day exceed the Allowable Expenses, the Adviser shall be responsible for

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aggregating such excess expenses each month and will (1) reduce its management fee and/or (2) reimburse the Series accordingly on a monthly basis.

          Each waiver and reimbursement described above is subject to recoupment by the Adviser within the following three years after such waiver or reimbursement, to the extent such recoupment by the Adviser for any Series would not cause total operating expenses of that Series to exceed any current expense limitations.

          The Adviser understands and intends that the Series will rely on this Undertaking (1) in preparing and filing an Amendment to the Registration Statement for the Series on Form N-1A with the Securities and Exchange Commission, (2) in accruing each Series' expenses for purposes of calculating its net asset value per share and (3) for certain other purposes and expressly permits the Series to do so.

                                        Very truly yours,

                                        Stein Roe Investment Counsel, Inc.


                                        By: /s/ William E. Rankin
                                            ------------------------------------
                                        Name: William E. Rankin
                                        Title: Chief Executive Officer